Exhibit 99.1

NAPCO Pipe & Fittings Announces Acquisition of LASCO Fittings, Inc.

HOUSTON, July 6, 2021 – North American Pipe Corporation (NAPCO), a subsidiary of Westlake Chemical Corporation (NYSE: WLK), today announced that it will acquire LASCO Fittings, Inc., a Brownsville, Tennessee-based, leading designer, engineer and manufacturer of injected-molded PVC fittings from Aalberts, NV.

“We are pleased to announce this acquisition,” said Andre Battistin, vice president, NAPCO Pipe & Fittings. “By adding LASCO Fittings to our product mix, NAPCO will expand into additional markets, particularly as LASCO specializes in half-inch to four-inch fittings and serves the plumbing, pool and spa, industrial, irrigation and retail markets in the United States. LASCO’s product mix is very complementary to our existing range of pipe and fittings products primarily with diameters of four or more inches and will bring additional fittings products to NAPCO’s offerings. We look forward to welcoming LASCO’s approximately 560 employees to the Westlake family of companies.”

LASCO Fittings operates a 48-acre, 500,000 square foot manufacturing and distribution facility in Brownsville, Tennessee, northeast of Memphis. With eight regional distribution facilities strategically located throughout the United States, LASCO can promptly supply its customers across North America.

The proposed transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and is expected to close during the second half of 2021.

About NAPCO Pipe & Fittings

NAPCO, a Westlake company, is a leading North American polyvinyl chloride (PVC) pipe manufacturer. Founded in 1992, NAPCO supplies a broad range of gasketed, solvent welded, and restrained joint pipes for a diverse range of markets, including municipal water and sewer, residential plumbing, water well, and agricultural and turf irrigation. The company has a large and seasoned R&D team driving product enhancements that deliver innovative solutions that meet customers’ most challenging needs. NAPCO offers a large selection of PVC piping and fittings, including brands such as Certa-Lok®, Yelomine®, Certa-Set® and Certa-Flo®.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company’s web site at www.westlake.com.

Forward-Looking Statements

The statements in this release that are not historical statements, including statements regarding the expected timing of closing and whether required regulatory approval will be obtained, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake’s control. Actual results could differ materially, based on factors including, but not limited to: the timing to consummate the proposed transaction; the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise may not occur; the risk that HSR approval is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and other risks and uncertainties described in Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) in February 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC in May 2021, recent Current Reports on Form 8-K, and other SEC filings. These filings also discuss some of the important risk factors that may affect Westlake’s business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Chip Swearngan

MediaRelations@Westlake.com

1-713-585-2900